EXHIBIT 99.2
                                February 29, 1996


To the Banks party to the Third Amended and Restated Credit Agreement ("Agreement") dated as of November 3, 1995 among Southdown, Inc. ("Southdown"), such Banks, and Wells Fargo Bank, N.A., as Agent ("Agent") under the Agreement and to the Agent

         Re: Retirement of Senior Subordinated Notes (capitalized terms used herein and defined in the Agreement but not defined herein are used herein as defined in the Agreement) and related issuance of new subordinated notes substantially on the terms set forth in the Description of the Notes (Draft of 2/26/96), a copy of which has been delivered to the Agent, in a principal amount complying with the limitations set forth in paragraph (6) below ("New Subordinated Debt")

Ladies and Gentlemen:

Southdown proposes (i) to issue the New Subordinated Debt, and (ii) to use the proceeds of the New Subordinated Debt and, if needed, other amounts for the purchase, redemption, payment and/or deposit in trust in connection with any defeasance of Senior Subordinated Notes and for related costs and expenses ("Permitted Uses", whether for principal, accrued interest, required prepayment penalty or premium, purchase premium or costs and expenses incurred in connection with the issuance of the New Subordinated Debt or any such purchase, redemption, payment or deposit) and for other general corporate purposes. Any purchase of Senior Subordinated Notes would be substantially in accordance with the terms of the Offer to Purchase dated February 14, 1996 and related tender offer materials sent to the Agent or would be at a price not materially greater than the price provided in such Offer to Purchase. Southdown hereby agrees to the following modifications to the Agreement and other matters and requests that you sign below to indicate your agreement to such modifications and other matters:

(1) The New Subordinated Debt will constitute a permitted refinancing of Existing Subordinated Debt for purposes of Sections 6.1(m) and 6.19 of the Agreement to the extent that proceeds of the New Subordinated Debt are used for any Permitted Uses. Any such proceeds not so used within 50 days after the date the New Subordinated Debt is issued shall count against the $75,000,000 basket allowed by Section 6.1(k) of the Agreement (except to the extent that such basket has already been reduced pursuant to paragraph (6) below) until used for any Permitted Uses. Consistent with
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         the last sentence of Section 6.1(m) of the Agreement, proceeds will be considered to be used for Permitted Uses even though (i) the proceeds are used to repay the Loans and a subsequent borrowing under the Agreement is used for any Permitted Uses, or (ii) the proceeds are used to acquire Cash Equivalents that are subsequently liquidated and used for any Permitted Uses.

(2) The Banks consent to the use of the proceeds of the New Subordinated Debt (and, if needed, other amounts) for Permitted Uses as contemplated herein, and any such use shall not constitute a Permitted Junior Payment (but the Junior Payment Amount shall be reduced to the extent provided in paragraph (6) below).

(3) Deposits in trust in connection with any defeasance of the Senior Subordinated Notes shall be considered a Permitted Lien under the Agreement.

(4) As contemplated by the Registration Rights Agreement envisioned by the Description of the Notes (Draft of 2/26/96) delivered to the Agent, the Banks agree that Southdown may exchange any of the New Subordinated Debt in a registered exchange offer for a like principal amount of senior subordinated notes issued under the same indenture as the New Subordinated Debt or a substantially similar indenture ("New Exchange Subordinated Debt"). Such exchange shall not constitute a Permitted Junior Payment. As used in the Agreement, Subordinated Debt shall mean and refer to the Existing Subordinated Debt, the Exchange Subordinated Debt, the New Subordinated Debt and the New Exchange Subordinated Debt. Each of (a) the reference to Senior Subordinated Notes in clause (i) of the definition of "Permitted Junior Payments" in the Agreement, and (b) the reference in the last sentence of 6.1(m) of the Agreement to Existing Subordinated Debt shall mean any Subordinated Debt (other than the Exchange Subordinated Debt) as defined in the previous sentence hereof; and the reference to Debt in Section 6.12 of the Agreement shall mean any Subordinated Debt as defined in the previous sentence hereof. The reference to the Subordinated Indenture in Section 5.12 of the Agreement shall include the Subordinated Indenture and any indenture pursuant to which New Subordinated Debt or New Exchange Subordinated Debt is issued.

(5) Clause (x) of Section 7.2(i) of the Agreement hereby is amended to read as follows:

                  (x) arises under Section 7.l(b) as a result of a default under any indenture or other agreement pursuant to which Subordinated Debt was issued and such

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                  Subordinated Debt is declared due prior to its stated maturity as a result of such default or

(6) The principal amount of the New Subordinated Debt issued will be not more than $150,000,000 and will be not less than (i) the principal amount of Senior Subordinated Notes purchased, redeemed, paid or defeased in accordance herewith minus (ii) the Junior Payment Amount at the date of such issuance. If the principal amount of Senior Subordinated Notes so purchased, redeemed, paid or defeased exceeds the principal amount of the New Subordinated Debt issued, the Junior Payment Amount shall be permanently reduced by the amount of such excess. Furthermore, if the principal amount of the New Subordinated Debt exceeds $125,000,000, the $75,000,000 basket allowed by Section 6.1(k) of the Agreement shall be permanently reduced by the amount of such excess.

(7) This letter may be executed in counterparts and will be effective when signed by Southdown and the Majority Banks. Except as modified hereby, the Agreement shall remain unchanged and in full force and effect. To the extent any terms or provisions of this letter conflict with those of the Agreement, the terms and provisions of this letter shall control. This letter shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

                               Very truly yours,

                               SOUTHDOWN, INC.


                               By    __________________________
                               Title:__________________________

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Agreed to:

WELLS FARGO BANK, N.A.,                        SOCIETE GENERALE,
a national banking association, in its         SOUTHWEST AGENCY
individual capacity and as Agent


By    __________________________               By    __________________________
Title:__________________________               Title:__________________________

CIBC INC.                                      CREDIT SUISSE


By    __________________________               By    __________________________
Title:__________________________               Title:__________________________

                                               By    __________________________
                                               Title:__________________________


THE BANK OF NOVA SCOTIA                        CAISSE NATIONALE DE
                                               CREDIT AGRICOLE


By    __________________________               By    __________________________
Title:__________________________               Title:__________________________


THE FIRST NATIONAL BANK                        BANQUE PARIBAS
OF BOSTON

By    __________________________               By    __________________________
Title:__________________________               Title:__________________________

                                               By    __________________________
                                               Title:__________________________
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